EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Director

Cytogen Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 33-30595, 33-52574, 33-57004, 33-63321, 333-00431, 333-04679, 333-27673, 333-48454, 333-58384, 333-59718, 333-75304, 333-109986 and 333-121320) on Form S-8 and the registration statements (Nos. 33-35140, 33-77396, 333-43809, 333-83215, 333-34550, 333-33436, 333-72226, 333-100315, 333-106797, 333-109344, 333-110040 and 333-120262) on Form S-3 of Cytogen Corporation of our report dated March 15, 2005, which report is based in part on a report of other auditors (which report of the other auditors on the financial statements of PSMA Development Company LLC contains an explanatory paragraph that states that PSMA Development Company LLC has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern, and that its financial statements do not include any adjustments that might result from the outcome of that uncertainty), with respect to the consolidated balance sheets of Cytogen Corporation and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2004, and of our report dated March 15, 2005 with respect to management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004 annual report on Form 10-K of Cytogen Corporation.

/s/ KPMG LLP

Princeton, New Jersey

March 15, 2005